Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 28, 2017 (the “Effective Date”), by and among FMC GlobalSat Holdings, Inc., a Delaware corporation (the “Company”) and Adam Ferguson (the “Employee”). Certain capitalized terms used herein are defined in Section 5. In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Employment. Subject to the provisions of Section 2 of this Agreement, the Company agrees to employ Employee on the terms and conditions set forth in this Agreement and Employee accepts such employment for the period commencing on the Effective Date and ending on December 31, 2019 (the “Employment Period”) on the terms and conditions set forth in this Agreement; provided, however, that commencing on December 31, 2019 (the “Initial Extension Date”) and on each anniversary of the Initial Extension Date (each such anniversary, together with the Initial Extension Date, an “Extension Date”), the Employment Period shall be automatically extended for an additional one-year period (each such period, an “Extension Period”), unless the Company or Employee provides the other party hereto with written notice at least ninety (90) days prior to the next scheduled Extension Date that the Employment Period shall not be so extended. To the extent that this Agreement is extended beyond December 31, 2019, in accordance with this Section 1, the term “Employment Period” shall continue through the end of the applicable Extension Period.

(a) Position and Duties. During the Employment Period, Employee shall serve as Chief Technology Officer of the Company and that of its principal operating subsidiary(ies). Employee shall work from the Company’s Fort Lauderdale, FL area headquarters and shall have such duties and responsibilities as are typically commensurate with such position. Employee shall have such other powers and perform such other duties as may from time to time reasonably be prescribed by the Company’s CEO (the “CEO”) and which are consistent with the position described above at other companies similar to the Company. Employee’s authority shall be subject to the power of the CEO to expand such duties, responsibilities and authority and to override actions of Employee. Employee shall report to the CEO and shall devote his full business time and attention to the business and affairs of the Company and its Subsidiaries (excluding personal, non-business, and charitable interests pursued during his personal time).

(b) Salary. Total compensation to the Employee for 2017 shall be $100,000. Otherwise, during the Employment Period, Employee’s base salary shall be $100,000 per annum, subject to increase (i) as may be approved by the Compensation Committee of the Board (the “Compensation Committee”) from time to time, and (ii) automatically as provided below (as in effect from time to time, the “Base Salary”). In no event shall the Base Salary exceed $235,000 per annum unless approved by the Compensation Committee. Starting January 1, 2018 Employee’s Base Salary shall be paid in regular installments in accordance with the Company’s general payroll practices (but no less frequently than monthly) and shall be subject to customary withholding for income tax, social security, or other such taxes. Provided that the Company achieves at least ninety percent (90%) of its budgeted financial target for the preceding quarter, the Base Salary shall automatically be increased on a quarterly basis over a two (2) year period as follows:

●	Q1 2018: $125,000

●	Q2 2018: $150,000

●	Q3 2018: $175,000

●	Q4 2018: $190,000

●	Q1 2019: $205,000

●	Q2 2019: $215,000

●	Q3 2019: $225,000

●	Q4 2019: $235,000

The adjusted Base Salary shall apply retroactively to the first day of the calendar quarter indicated above, and will begin being paid on the first regular payroll date following the accounting close of the preceding quarter, or in the event that the applicable measurement quarter is the final fiscal quarter of the year, then on the first regular payroll date following delivery of the Company’s audited financial statements. In the event that the Company misses its budgeted target by greater than ten percent (10%) in any fiscal quarter, the Base Salary shall remain the same as the prior quarter, but if it achieves at least ninety percent (90%) of its budgeted financial target in a subsequent quarter, the Base Salary shall automatically be adjusted to the amount corresponding to the following quarter listed above (for example, if the Company misses its financial target for Q4 2017, the Base Salary will remain at $100,000 for Q1 2018, but if achieves at least 90% of its Q1 2018 revenue target, then the Base Salary for Q2 2018 shall be adjusted to $150,000 per annum, effective as of March 31, 2018). In addition, if at any time during the two-year adjustment period the Company executes a Major Contract, the Base Salary will automatically be adjusted to $235,000 as of the effective date of such Major Contract. “Major Contract” shall mean any contract, service or purchase order that the Company enters into with a customer which will generate revenue in an amount exceeding twenty percent (20%) of the Company’s budgeted revenue for the year. In FY 2020 (and all subsequent years), the Base Salary shall be increased each year (effective as of January 1st) by an amount which is equal to the greater of five percent (5%) or the current annual rate of inflation (U.S. CPI) as published by the U.S. Bureau of Labor Statistics, or such higher amount as may be approved by the Compensation Committee.

(c) Bonus. In addition to the Base Salary, during the Employment Period, Employee shall be entitled to receive an annual performance bonus (“Bonus”) of up to one hundred percent (100%) of the Base Salary in effect as of the end of the fiscal year, following the end of each of the Company’s fiscal years during the Employment Period, in the discretion of the Compensation Committee, based upon personal and Company performance relative to certain targets to be established annually by the Company and approved by the Compensation Committee. Bonuses paid to Employee under this subsection shall be paid in full no later than 2.5 months after the end of the Company’s fiscal year immediately following the year to which the bonus relates.

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(d) Benefits. In addition to the Base Salary and any Bonus payable to Employee pursuant to this Agreement, Employee shall be entitled to the following benefits during the Employment Period:

(i) reimbursement for reasonable out-of-pocket business expenses incurred by Employee on the Company’s behalf and within the Company’s stated policies and procedures for expense reimbursement, subject to providing appropriate documentation thereof to the Company;

(ii) participation in all health, disability and welfare plans available to the Company’s executives on the same basis as those plans are generally made available to other executives, including 100% coverage for employee and dependents up to a maximum expense to the Company of $1,500 per month (to be adjusted on an annual basis in a percentage equal to any increase in the Company’s health insurance premiums, not to exceed 10% per year);

(iii) participation in any life insurance plans available to the Company’s executives on the same basis as those benefits are generally made available to other executives of similar age and health;

(iv) participation in any retirement plans available to the Company’s executives (the plans described in clauses (ii), (iii), and (iv) of this Section 1(d), collectively, the “Employee Benefit Plans”);

(v) participation in any paid-time-off policies available to the Company’s executives, including not less than three (3) weeks of paid vacation per year (pro-rated for the first year of employment);

(vi) participation in any stock option plan available to the Company’s executives and employees; and

(vii) a monthly car allowance in the amount of $1,000.

2. Termination. The Employment Period and Employee’s employment hereunder may be terminated by either party at any time and for any reason; provided that Employee will be required to give the Company at least sixty (60) days’ advance written notice of any resignation of Employee’s employment, unless such resignation is for Good Reason. Notwithstanding any other provision of this Agreement, the provisions of this Section 2 shall exclusively govern Employee’s rights upon termination of employment during the Employment Period.

(a) By the Company For Cause or By Employee’s Resignation without Good Reason. The Employment Period may be terminated and Employee’s employment with the Company may end by involuntary termination of employment for Cause (as defined below). The Employee’s termination of employment shall occur automatically upon the effective date of Employee’s resignation without Good Reason.

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(i) If Employee’s termination of employment occurs for Cause, or if Employee resigns without Good Reason, Employee shall be entitled to receive:

(A) the Base Salary earned through the date of termination of employment, and any Bonus which has been earned, approved and accrued, regardless of whether the scheduled date of payment occurs after the date of termination of employment (which will be paid at the time that such Bonus would otherwise be paid if Employee’s employment was not terminated);

(B) payment for any vacation days that he has accrued under Section 1(d)(v) of this Agreement but has not yet taken;

(C) reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with Company policy prior to the date of Employee’s termination of employment, subject to Employee’s providing appropriate documentation thereof to the Company;

(D) such employee benefits, if any, as to which Employee may be entitled under the Employee Benefit Plans of the Company (the amounts described in clauses (A)-(D)) in this Section 2(A)(i), collectively, the “Accrued Rights”).

(ii) Following such termination of employment for Cause or resignation by Employee without Good Reason, except as set forth in this Section 2(a), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death. In the event of Employee’s death, the Employment Period shall end immediately and Employee’s employment shall be terminated. In the event of Employee’s Disability, the Company shall have the right to terminate Employee’s employment. Any question as to the existence of the Disability of Employee as to which Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and the Company. If Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of the Agreement. Following Employee’s termination of employment due to death or Disability, the Company, within 30 days after such termination of employment, shall pay Employee (or his widow, or if he has no widow, his estate) his Accrued Rights. Upon termination of employment due to his death or Disability, the Employee shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in this subsection.

(c) By the Company Without Cause; Resignation by Employee for Good Reason. The Employment Period hereunder may be terminated and Employee’s employment may be involuntarily terminated by the Company without Cause or by Employee’s resignation for Good Reason. Under such circumstances, the Employee shall receive the payments and benefits described in this Subsection 2(c).

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(i) Employee shall be entitled to receive the Accrued Rights. Subject to Employee’s continued compliance with the provisions of Sections 3 and 4 and his execution, in a form satisfactory to the Company, of a full, general release of claims (which release of claims the Company shall also sign) and his timely return of such signed release to the Company within 45 days following his termination of employment, the Company shall continue to pay Employee his Base Salary then in effect for a period of six (6) months (the “Severance Payment”), payable in accordance with the regular payroll practices of the Company as in effect from time to time as and when such payments would have been made had Employee’s employment not have terminated hereunder.

(ii) Following Employee’s involuntary termination of employment without Cause (other than by reason of Employee’s death or Disability) or resignation by Employee for Good Reason, except as set forth in this Section 2(c), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Expiration of Employment Period. In the event either party elects not to extend the Employment Period pursuant to Section 1, unless Employee’s employment is earlier terminated, Employee’s termination of employment hereunder (whether or not Employee continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date. Any expiration of the Employment Period due the Company’s nonrenewal of the Employment Period shall be deemed a termination of employment without Cause for purposes of this Agreement (and consequently Employee shall be entitled to the payments and benefits set forth in Section 2(c)). In the event of the expiration of the Employment Period due to Employee’s nonrenewal of the Employment Period, Employee shall be entitled to receive the Accrued Rights. Following such termination of Employee’s employment hereunder as a result of either party’s election not to extend the Employment Period, except as set forth in this Section 2(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Continued Employment Beyond the Expiration of the Employment Period. Unless the parties otherwise agree in writing, continuation of Employee’s employment with the Company beyond the expiration of the Employment Period shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement, and Employee’s employment may thereafter be terminated at-will by either Employee or the Company; provided that the provisions of Sections 3 and 4 of this Agreement shall survive Employee’s termination of employment hereunder.

(f) Notice of Termination. Any purported termination of employment by the Company or by Employee (other than due to Employee’s death) shall be communicated by written notice.

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3. Confidential Information; Inventions and Patents.

(a) Confidential Information. Employee agrees that he will not at any time (whether during or after the Employment Period) (i) retain or use for the benefit of Employee or any other person or entity or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any person or entity outside the Company (other than its professional advisors who are bound by confidentiality obligations), any Confidential Information without the Company’s prior written consent. Employee agrees to deliver to the Company at the time of his termination of employment, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Affiliates and its and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control. Except as required by law, Employee will not disclose to anyone, other than his immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Employee may disclose to any prospective future employer the provisions of this Section 3 and of Section 4 of this Agreement provided they agree to maintain the confidentiality of such terms.

(b) Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed, made or reduced to practice by Employee while employed by the Company and its Affiliates or any of its and their predecessors (“Work Product”) belong to the Company or such Affiliate, and Employee hereby irrevocably assigns, and agrees to irrevocably assign, all of the Work Product to the Company or such Affiliate. Any copyrightable work prepared in whole or in part by Employee in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Employee hereby irrevocably assigns and agrees to assign irrevocably to the Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work. Employee shall promptly disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm the Company’s or its Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Employee agrees to keep and maintain adequate written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Work Product. The records will be available to and remain the sole property and intellectual property of the Company at all times.

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4. Noncompetition and Nonsolicitation.

(a) Noncompetition. Employee acknowledges that during the course of his employment with the Company and its Affiliates, he will become familiar with the Company’s and its Affiliates’ and Subsidiaries’ trade secrets and with other Confidential Information and that Employee’s services will be of special, unique and extraordinary value to the Company and its Subsidiaries and that the Company’s ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depends substantially on the skills and expertise of Employee and in further consideration of the compensation being paid to Employee hereunder, Employee agrees that, during the Noncompete Period (as defined below), he shall not directly or indirectly engage or become interested in (whether as an owner, general partner, member, officer, employee, consultant, director, stockholder, or otherwise) any business enterprise, joint venture, firm, partnership, person or organization that provides or offers satellite communications services to remote locations within the Restricted Territory (as defined below) or other similar services offered by the Company. The “Noncompete Period” shall mean the Employment Period and the six (6) month period following the date of Employee’s termination of employment, provided that at the Company’s election, which shall be delivered prior to or on the date of Employee’s termination of employment, the Noncompete Period may be extended to one (1) year, in which case the Severance Payment will be commensurately increased to one (1) year of Base Salary. “Restricted Territory” shall mean anywhere in the world, it being acknowledged that the Company operates on a global basis. For the avoidance of doubt, services rendered by Employee hereunder solely on behalf of the Company or its affiliates during the Employment Period do not constitute a breach of this Section 4(a). The parties agree that the restrictions contemplated in these noncompete and nonsolicitation provisions are necessary to protect one or more of Company’s legitimate business interests, including without limitation Company’s valuable trade secrets (as that term is defined by Chapter 688, Florida Statutes), confidential and nonpublic business information, and ongoing customer goodwill.

(b) Nonsolicitation. During the Noncompete Period, Employee shall not (and shall cause all persons under his control directly or indirectly through another entity or person not to) (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or actually hire (in any capacity) any employee who was employed by the Company or any Affiliate during the Employment Period or the twelve-month period prior to or following the Employment Period, (ii) induce or attempt to induce any existing or prospective customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business or dealing with the Company or such Affiliate, or tortiously interfere with the relationship between any such existing or prospective customer, supplier, licensee or business relation and the Company or any Affiliate (including making any negative statements or communications about the Company or its Affiliates) or (iii) initiate or engage in any discussions regarding an acquisition of any business (x) in which the Company or any of its Affiliates was engaged in discussions relating to the acquisition of such business by the Company or its Affiliates prior to the Employee’s termination of employment or (y) as to which, prior to the termination of employment, the Company has requested and received information relating to the acquisition of such business by the Company or its Affiliates and thereafter engages in discussions regarding the acquisition of such business.

(c) Enforcement. It is expressly understood and agreed that Employee and the Company consider the restrictions contained in Section 3 and 4 to be reasonable. If, however, at the time of enforcement of Section 3 or 4 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Employee’s services are unique and because Employee has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns shall have the right to, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

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5. Definitions.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Cause” means: (i) a repeated, substantial, or willful neglect of duties, or a failure to abide any Company established policies or procedures; (ii) Employee’s conviction of a (x) felony or (y) crime involving moral turpitude (other than crimes punishable only by a fine or other non-custodial penalty); (iii) any willful malfeasance or misconduct by Employee that is demonstrably injurious to the Company; (iv) the commission of an act of material dishonesty, or any type of fraud; (v) any material breach by Employee of Sections 3 or 4 of this Agreement; or (vi) any material breach by Employee of any of the other terms of this Agreement, which breach is not cured within ten (10) days following formal written notice by the Company to Employee of such failure. Notwithstanding the foregoing, “Cause” shall cease to exist for any of the aforementioned enumerated events on the sixtieth (60th) day following the later of its occurrence or the Company’s knowledge thereof, unless the Company has given Employee written notice thereof prior to such date.

“Confidential Information” means any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis without the prior written authorization of a senior officer of the Company. “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Employee’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Employee by a third party without breach of any confidentiality obligation; or (iii) required by law (including, to the extent necessary, in connection with a court proceeding or litigation) to be disclosed; provided that Employee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

“Disability” means that as a result of Employee’s incapacity due to physical or mental illness, Employee is unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the essential functions of Employee’s job.

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“Good Reason” means the occurrence of any of the following events, unless the Employee has consented thereto:

(i) a reduction in the Employee’s Base Salary in effect at the time;

(ii) a change in the location of the Employee’s principal place of employment by 50 miles or more from the location of the Company’s Fort Lauderdale, FL office as to the date this Agreement is signed; or

(iii) any other action or inaction that constitutes a material breach by the Company of this Agreement.

An event does not constitute Good Reason unless the Employee provides the Company with written notice of the existence of the condition that constitutes the Good Reason. Such notice must be provided within 60 days after the initial existence of such condition, and the notice must provide the Company with at least 30 days during which it may remedy such condition without being required to make any termination of employment-related payment to the Employee; Good Reason shall cease to exist 30 days after such cure period. For purposes of this Agreement, the Employee’s voluntary termination of employment for Good Reason will be treated as an involuntary termination of employment.

“Person” means an individual, a partnership, a limited liability company, corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Separation from Service” shall mean a change in the Employee’s relationship with the Company that meets the following conditions: (i) constitutes the voluntary or severing of the Employee’s employment with the Company (and all entities which would be included with the Company as the “service recipient” under the definition of such term in the Treasury Regulations pertaining to Section 409A) for any reason, including but not limited to resignation by the Employee, and Separation from Service of the Employee’s employment on account of retirement, death, or disability, and (ii) results in a permanent decrease in the level of bona fide services performed by the Employee for the Company and other service recipients (as defined above) to a level that is not more than 20 percent of the level of services performed by the Employee for the Company (and other service recipients, as defined above) over the immediately preceding 36-month period. A Separation from Service shall not include a leave of absence, paid or unpaid, under which there is a reasonable expectation that the Employee will return to perform services for the Company and/or other service recipients, as defined above, if the period of such leave does not exceed six months. A Separation from Service shall not include a cessation of services for a period during which the Employee retains a right to reemployment, either by statute or contract.

“Section 409A” shall refer to Internal Revenue Code Section 409A.

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“Subsidiary” means any Person in which the Company owns securities having a majority of the ordinary voting power in electing the board of directors or other management body directly or through one or more Subsidiaries.

6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered to the recipient by reputable express commercial courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or sent via electronic mail. Such notices, demands and other communications shall be sent to the Company and the Employee at the address set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices sent by mail or courier delivery shall not be valid without proof of delivery.

If to the Company:

FMC GlobalSat,

333 Las Olas Way

Suite CU1, Fort Lauderdale FL-33301

Email: accounting@fmcglobalsat.com

If to Employee:

Employee

To the most recent address and email address of Employee

set forth in the personnel records of the Company.

7. General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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(b) 409A-Related Provisions. Each payment to the Employee of an amount following his Separation from Service shall constitute a “separate payment” for purposes of Section 409A. To the extent that Section 409A applies to this Agreement, this Agreement shall be interpreted in accordance with Section 409A, including but not limited to any applicable interpretive guidance previously issued or that may be issued after the date of this Agreement (“409A Guidance”), and any ambiguous term or undefined term herein shall be interpreted in a manner that causes the term to meet the definition of that term that complies with Section 409A and 409A Guidance. Notwithstanding any other provision of this Agreement to the contrary, it is intended that any payment or benefit provided for in this Agreement that constitutes “nonqualified deferred compensation,” as that term is defined in Section 409A, shall be provided and issued in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A and any such benefit that is payable on account of a termination of employment shall be payable, or begin to be paid, only on account of the Employee’s Separation from Service. Any provision in this Agreement that would result in the imposition of excise taxes or any other taxes under Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject the Employee to additional tax or interest and the Company shall not be required to incur any additional compensation costs as a result of the reformation. In addition, any provision that is required to appear in this Agreement for purposes of Section 409A compliance and that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A. Unless this Agreement expressly specifies a different time for a recurring payment to be made or recurring benefit to be received, recurring amounts or recurring benefits payable to the Employee under this Agreement following his Separation from Service shall be paid on the regular payroll payment dates of the Company for payment of such amounts or benefits, provided that such regular payroll payment dates shall be no less frequently than monthly.

(c) Complete Agreement. This Agreement contains the entire understanding among the parties with respect to the terms of employment of Employee by the Company and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including that certain Employment Agreement between Employee and FMC GloabalSat, Inc. f/k/a FMC GlobalSat, LLC dated as of May 1, 2017. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein; provided, however, the parties acknowledge that there may be separate agreements between or among them relating to purchase of shares of the Company’s stock by the Employee and the issuance of stock options to the Employee. Employee hereby releases the Company and its Affiliates and each of the foregoing’s predecessors from any obligation or liability (with respect to the terms of employment of Employee by the Company) the Company or any of its Affiliates or any of the foregoing’s predecessors owes or owed to Employee or any of his Affiliates and related persons prior to the Effective Date.

(d) Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together constitute one and the same Agreement.

(e) Successors and Assigns; Assignment. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company, and their respective successors and assigns, personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees; provided that this Agreement, and all of Employee’s rights and obligations hereunder shall not be assignable. Any purported assignment or delegation in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a Person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of the Company, or to any parent holding company which may be formed. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor Person or entity. The Company shall provide Employee with advance notice of any assignment of this Agreement.

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(f) Governing Law; Jurisdiction and Venue. This Agreement, and all issues and questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to any choice of law or conflict of law provisions or rules (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In the event of a dispute hereunder, venue shall lie exclusively in Ft. Lauderdale, Florida and the Courts of the State of Florida shall have exclusive jurisdiction of such dispute.

(g) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h) Amendment; No Waiver. The provisions of this Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(i) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s headquarters is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(j) Withholding. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Employee any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (collectively, “Taxes”) with respect to Employee’s compensation or other payments from the Company or any of its Subsidiaries or Employee’s ownership interest therein, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

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(k) Generally Accepted Accounting Principles; Adjustments of Numbers. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies.

(l) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(m) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(n) Employee Representation. Employee hereby represents to the Company that the execution and delivery of this Agreement by Employee and the Company and the performance of Employee of Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or policy to which Employee is a party or otherwise bound.

(o) Cooperation. Employee shall, at the Company’s expense, provide Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) brought by or against the Company that relates to events occurring during Employee’s employment hereunder. This provision shall survive any termination of employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

FMC GLOBALSAT HOLDINGS, INC.

By:	/s/ Emmanuel Cotrel
Printed Name:	Emmanuel Cotrel
Title:	CEO

Employee:	/s/ Adam Ferguson
Adam Ferguson

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